TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: (306) 956-6200 Fax: (306) 956-6201

Cameco Reports Document Filings

Saskatoon, Saskatchewan, Canada, February 24, 2012 . . . . . . . . . . . . .

Cameco (TSX: CCO; NYSE: CCJ) reported today that it filed its annual report on Form 40-F with the US Securities and Exchange Commission. The document includes Cameco’s audited annual financial statements for the year ended December 31, 2011, its management’s discussion and analysis (MD&A), and its Canadian annual information form (AIF).

In addition, Cameco filed with Canadian securities regulatory authorities its AIF. Its audited annual financial statements for the year ended December 31, 2011, and its MD&A were filed with Canadian securities regulatory authorities earlier this month.

Cameco also filed a technical report for the Cigar Lake project under Canadian Securities Administrators’ National Instrument 43-101.

All of these documents are posted on our website at cameco.com. Shareholders may obtain hard copies of these documents, including the financial statements, free of charge by contacting:

Cameco Investor Relations

2121 11th Street West

Saskatoon, SK S7M 1J3

Phone: (306) 956-6340

On April 4, 2012, Cameco plans to post on its website the management proxy circular that is being distributed to shareholders of record as of March 20, 2012 for its annual meeting of shareholders on May 15, 2012.

Profile

Cameco, with its head office in Saskatoon, Saskatchewan, is one of the world’s largest uranium producers. The company’s uranium products are used to generate electricity in nuclear energy plants around the world, providing one of the cleanest sources of energy available today. Cameco’s shares trade on the Toronto and New York stock exchanges.

As used in this news release, “Cameco” or the “company” means Cameco Corporation, a Canadian corporation and its subsidiaries and affiliates unless stated otherwise.

– End –

Investor inquiries:	Rachelle Girard	(306) 956-6403

Media inquiries:	Rob Gereghty	(306) 956-6190

4